Exhibit 10.35

CONFIDENTIAL

LICENSE AGREEMENT

Between:               THE UNIVERSITY OF BRITISH COLUMBIA

and

NEWLINK GENETICS CORPORATION

LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with its administrative offices at 2075 Wesbrook Mall, Vancouver, British Columbia, V6T 1W5

(“UBC”)

AND:

NEWLINK GENETICS, a corporation incorporated under the laws of Iowa, with a registered office at 2901 S. Loop Dr., Suite 3900, Ames, IA 50010.

(the “Licensee”)

WHEREAS:

UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to Indoleamine 2,3-Dioxygenase Inhibitors, which research was undertaken by Drs. Raymond Andersen, Grant Mauk, and Michel Roberge (the “Investigators”) and co-workers in the UBC Departments of Biochemistry, Chemistry, and Earth and Ocean Sciences;

It is UBC’s objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

The Licensee and UBC have agreed to enter into this license under which UBC grants Licensee the exclusive license rights under such technology and related intellectual property on the terms and conditions set out in this agreement (the “Agreement”).

THE PARTIES AGREE AS FOLLOWS:

1.0                                                                               DEFINITIONS

1.1                           In this Agreement:

(a)           “Affiliated Company” or “Affiliated Companies” means, with respect to Licensee, another corporation or other business entity that controls, is controlled by, or is in common control with Licensee; where the term “control” means (with correlative meanings for the terms “controlled by” and “under common control with”) that the applicable entity owns fifty percent (50%) or more of the voting shares of the subject entity, or otherwise has the ability to direct and manage the business affairs of such subject entity (whether through contract or otherwise);

(b)           “Annual Maintenance Fee” is defined in Article 6.5;

(c)           “Annual Payment” is defined in Article 6.1(d);

(d)           “Annual Report” means a report in the form referred to in Article 12;

(e)           “Assigned Licensee Improvements” means any new compounds made or discovered by Licensee or its Sublicensee(s) that are claimed or covered by the Patents in existence prior to the initial manufacture or discovery of such new compounds;

(f)            “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Licensee to accomplish a particular objective in the research, development or commercialization of a Product or Licensee Owned Improvement Product, such efforts as are substantially equivalent to those efforts and resources commonly used by Licensee for a comparable product, acting reasonably promptly and taking into account commercially relevant factors such as (as applicable) stage of development, product life, patent position, market potential and regulatory issues. Commercially Reasonable Efforts shall be determined on a market-by-market basis for any particular Product or Licensee Owned Improvement Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product or Licensee Owned Improvement Product and the market(s) involved;

(g)           “Confidential Information” means all information, regardless of its form:

(i)            disclosed by UBC to the Licensee, whether before or after the Effective Date, and which is identified in writing as “Confidential”, which may include without limitation information and documents related to the Patents, Improvement Patents, Technology or any Improvements (including all derived analyses and conclusions); or

(ii)           comprising the terms and conditions of this Agreement; or

(iii)          disclosed by the Licensee to UBC and which is identified in writing as “Confidential”,

except that “Confidential Information” does not include information:

(iv)          possessed by the recipient (the “Recipient”) prior to receipt from the disclosing party (the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(v)           published or available to the general public otherwise than through a breach of this Agreement;

(vi)          obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or

(vii)         independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s Confidential Information as evidenced by the Recipient’s business records;

(h)           “Diagnostic Field of Use”; means any use of:

(i)            the Patents, Improvement Patents, Technology, or any Improvements, or

(ii)           any compositions, formulations, Products or Licensee Owned Improvement Products containing or developed using the Patents, Improvement Patents, Technology or any Improvements,

for the diagnosis in humans of the presence of disease, for the prediction of the risk of disease or disease outcome, for the prediction of the response to therapy, or for guiding, developing and conducting a course of therapy;

(i)            “Dispute” is defined in Article 11.5;

(j)            “Effective Date” means February 1, 2007, the date on which this Agreement is effective.

(k)           “Effective Termination Date” means the date on which this Agreement is terminated under Article 18;

(l)            “FDA” means the United States Food and Drug Administration, (or any other equivalent regulatory authority outside the U.S.);

(m)          “First Use of the Technology” means the earlier of either:

(i)            the first use of the Licensed Patents, Technology or any Improvement, or

(ii)           the first sale of a Product or Licensee Owned Improvement Product in exchange for valuable consideration;

(n)           “Human Clinical Trials” means any Product or Licensee Owned Improvement Product testing involving human subjects;

(o)           “Improvements” means collectively: (a) all UBC Improvements, (b) all Assigned Licensee Improvements; and (c) all Licensee Owned Improvements.

(p)           “Improvements Patents” means any and all patents and patent applications (anywhere in the world) owned or controlled by UBC or the Licensee that claim or cover an Improvement;

(q)           “IND” means an Investigational New Drug application in accordance with the rules and regulations of the FDA or foreign equivalents of such application;

(r)            “Indemnitees” is defined in Article 9.1;

(s)           “Initial License Fee” is defined in Article 3.5;

(t)            “Licensed Patents” means collectively: (a) the Patents, and (b) all Improvements Patents that claim or cover UBC Improvements or Assigned Licensee Improvements;

(u)           “Licensee Owned Improvements” means all improvements, variations, updates, modifications, and enhancements relating to the Patents or Technology made, discovered and/or acquired by the Licensee or any Sublicensee at any time after the Effective Date, which are based on or incorporate the Technology licensed under this Agreement, but excluding all Assigned Licensee Improvements. For clarity Licensee Owned Improvements includes any new compounds made or discovered by Licensee or its Sublicensee(s) that: (i) are not claimed or covered by the Patents in existence prior to the initial manufacture or discovery of such new compounds, and (ii) are analogs of and synthesized based upon a compound, group of compounds, or pharmacophore that is claimed or covered by the Patents in existence prior to the initial manufacture or discovery of such new compounds;

(v)           “Licensee Owned Improvement Products” is defined in Article 5.2(b);

(w)          “Mediator” is defined in Article 11.6;

(x)            “Milestone Events” is defined in Article 6.1(a);

(y)           “Milestone Payments” is defined in Article 6.1(a);

(z)            “Net Revenue” means all revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration collected or received whether by way of cash, credit or other value received by the Licensee and/or any Sublicensee from the marketing, manufacturing, sale, distribution or other commercial disposition of Products or Licensee Owned Improvement Products to third party purchasers, less the following deductions to the extent actually accrued or allowed with respect to such sales:

(i)            Trade, quantity and early payment discounts off of the invoice price;

(ii)           amounts actually credited, rebated or allowed for rejections, returns or recalls of Products or Licensee Owned Improvement Products;

(iii)          governmental and managed care rebates or chargebacks to the extent actually incurred or allowed with respect to Products or Licensee Owned Improvement Products sold during the relevant time period to group purchasing organizations, hospitals or other buying groups;

(iv)          retroactive price reductions that are actually allowed or granted;

(v)           sales, excise and other taxes (other than taxes on the income of the selling party), duties and government charges;

(vi)          transportation, shipping and insurance to the extent separately reflected on the invoice; and

(vii)         amounts written off as uncollectible bad debt after making all commercially reasonable efforts to collect such amounts.

Sales of Product and Licensee Owned Improvement Products between or among Licensee and its Affiliated Companies or Sublicensees will be excluded from the computation of Net Revenues, but the subsequent final sales of such Product or Licensee Owned Improvement Products to Third Parties by such parties will be included in the computation of Net Revenues. Further, transfers or dispositions of Products or Licensee Owned Improvement Products in commercially reasonable quantities for charitable, sampling or promotional purposes or for preclinical, clinical, manufacturing scale-up, regulatory or governmental purposes shall not be considered a “sale” and shall not be included for purposes of calculating Net Revenues;

(aa)         “New Technology” means inhibitors of indoleamine 2,3-dioxygenase, or methods of inhibiting indoleamine 2,3-dioxygenase, disclosed by the Investigators to UBC at any time during the Term of this Agreement that:

(i)            relate to the Patents or Technology in that they are directly competitive with, or may be used as a direct substitute for the Patents, Technology or any Improvement licensed under this Agreement; and

(ii)           are not covered or claimed by the Patents and do not directly incorporate the Technology licensed under this Agreement;

For clarity, the term “New Technology” includes compounds identified by the Investigators that are inhibitors of indoleamine 2,3-dioxygenase where such compounds have different pharmacophores compared to the compounds claimed or covered by the Patents;

(bb)         “Objectionable Material” is defined in Article 10.3;

(cc)         “Option” is defined in Article 2.4;

(dd)         “Option Period” is defined in Article 2.5;

(ee)         “Patents” mean collectively: the U.S., Canadian and foreign patents and patent applications identified in Schedule “A”, and including all rights in such patents and applications and to any and all inventions that are disclosed in any such patent or application, and all:

(i)            counterparts, continuations, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions of any such patent or applications;

(ii)           corresponding international patent applications;

(iii)          corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)          international and foreign counterpart patents resulting therefrom;

all of which will be deemed added, from time to time, to Schedule “A”;

(ff)           “Payment Report” means a report in the form referred to in Article 12 setting out in detail how the amount of Revenue was determined;

(gg)         “Phase I Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 1 study as defined in U.S. FDA 21 C.F.R. 312.21(b) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(hh)         “Phase II Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 2 study as defined in U.S. FDA 21 C.F.R. 312.21(b) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(ii)           “Phase Ill Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 3 study as defined in U.S. FDA 21 C.F.R. 312.21(c) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(jj)           “Product” means a product, good or service: (i) that is covered or claimed by, or the manufacture or use of which is covered or claimed by, a Valid Claim in a Patent or Licensed Patent; and/or (ii) that incorporates or is based upon any material aspect of the Technology and/or any Improvements other than a Licensee Owned Improvement;

(kk)         “Reagent Field of Use” means any use of:

(i)            the Patents, Improvement Patents, Technology or any Improvements, or

(ii)           any compositions, formulations, Products or Licensee Owned improvement Products containing or developed using the Patents, Improvement Patents, Technology or any Improvements,

outside the Diagnostic Field of Use and the Therapeutic Field of Use. For greater clarity it is confirmed that the Reagent Field of Use shall include all uses as chemical reagents or fine chemicals and any use that is not listed in the FDA Orange Book, or the Canadian or foreign equivalent of such listing as a drug product approved for use in humans;

(ll)           “Royalty Due Dates” means the last day of March, June, September and December of each year during the Term;

(mm)       “Sublicense Agreement” means any agreement under which rights are granted by the Licensee to a third party under the license rights granted by UBC to Licensee hereunder for the use, research, development, co-development, partnered development, manufacture, marketing or sale of Products or granting rights to such third party in the Licensed Patents, Technology, UBC Improvements or any Assigned Licensee Improvements;

(nn)         “Sublicensee” means any third party who has directly or indirectly entered into a Sublicense Agreement with the Licensee, and shall include all sub-sublicensees of a particular Sublicensee;

(oo)         “Sublicensing Fees” means all initial or periodic license fees, development or commercialization fees, milestone payments or other payments received by the Licensee from a Sublicensee under the terms of any Sublicense Agreement to the extent such payments are based upon and are in consideration for the grant by Licensee of the sublicense under Licensee’s license rights granted by UBC under this Agreement, whether received in cash or other form (such as shares or other securities or other consideration, which for purposes of this Agreement shall be valued at fair market value at the time of receipt by Licensee), but excluding royalties calculated on the sales or other commercial disposition of Products or Licensee Owned Improvement Product by any Sublicensee. For greater clarity, it is confirmed that Sublicensing Fees will include any fees that are characterized as research or development fees but solely to the extent such fees are in excess of the direct reimbursement for the actual costs of research and development incurred by the Licensee pursuant to a written research plan and agreement received by the Licensee from any Sublicensee relating to the Licensed Patents, Technology, Improvements, Products or any Licensee Owned Improvement Products (which direct reimbursement may be in the form of reasonable and typical FTE rates), and that any amounts received by Licensee from a Sublicensee as reimbursement for the actual costs of such research and development shall not be included in the term “Sublicensing Fees”. For further clarity, it is agreed that any amounts received by Licensee as consideration for issuance by Licensee to a Sublicensee of Licensee stock sold to Sublicensee at the fair market value of such stock, or as an arms length loan on commercially reasonable terms, or as direct reimbursement of patent prosecution costs, or as payment of a share of amounts recovered in enforcing patent or other intellectual property rights, shall be excluded from and not be included in the term “Sublicensing Fees”;

(pp)         “Technology” means all knowledge, know-how and/or technique or techniques invented, developed and/or acquired before the Effective Date by UBC relating to any of inventions disclosed in the Patents, and including the technology and materials described in Schedule “A”, as amended from time to time, including, without limitation all related research, data, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise, and UBC’s Confidential Information;

(qq)         “Term” is defined in Article 17.1;

(rr)           “Therapeutic Field of Use” means any use of:

(i)            the Patents, Improvement Patents, Technology or any Improvements, or

(ii)           any compositions, formulations, Products or Licensee Owned Improvement Products containing or developed using the Patents, Improvement Patents, Technology or any Improvements,

for use in the cure, mitigation, treatment, or prevention of disease in humans, including the use of any Product or Licensee Owned Improvement Product that is the subject of an FDA-Approved New Drug Application and which is listed in the FDA Orange Book, or the Canadian or foreign equivalent;

(ss)         “UBC Improvements” means improvements, variations, updates, modifications, and enhancements relating to the Patents or Technology made, discovered and/or acquired by UBC at any time after the Effective Date, which are claimed or covered by the Patents, or if not claimed or covered by the Patents, are analogs of and synthesized based upon a compound, group of compounds, or pharmacophore that is claimed or covered by the Patents in existence prior to the initial manufacture or discovery of such new compounds. For clarity UBC Improvements do not include New Technology;

(tt)           “UBC Trade-marks” means any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by UBC in any manner at all;

(uu)         “Valid Claim” is defined in Article 5.2(d); and

(vv)         “Withholding Taxes” is defined in Article 5.7.

2.0                                                                               PROPERTY RIGHTS IN & TO THE PATENTS, TECHNOLOGY AND  IMPROVEMENTS

2.1                           UBC and Licensee acknowledge and agree that, as between the parties:

(a)           UBC owns all right, title and interest in and to the Licensed Patents, Technology, all UBC Improvements, all Assigned Licensee Improvements, and all New Technology, subject only to the licensee rights and other rights granted by UBC to Licensee under this Agreement; and

(b)           the Licensee owns all right, title and interest in and to the Licensee Owned Improvements and all patents that claim or cover such Licensee Owned Improvements.

2.2                           The parties will each at the request of the other sign all documents as may be reasonably required to ensure that ownership of the Technology, Improvements, Patents, Improvement Patents and New Technology are assigned to and remain with the party identified in Article 2.1 as owning such Technology, Patents, Improvement Patents, and New Technology.

2.3                           On the last working day of June and December of each year during the Term, the Licensee will give notice to UBC of the details of all Assigned Licensee Improvements and Licensee Owned Improvements that the Licensee and/or any Sublicensees of the Licensee have made or developed during the previous six month period.

2.4                           UBC hereby grants to the Licensee an option (the “Option”) to obtain an exclusive, world-wide license to use and sublicense any New Technology (and including any patent or other intellectual property covering such New Technology), provided that:

(a)           the Investigator is at the time of the discovery of such New Technology and its disclosure to UBC still an employee of UBC and subject to UBC’s policies in making such discovery, including UBC’s Patents and Licensing Policy 88; and

(b)           the Licensee is not at the time of exercise of the Option in material breach of this Agreement or any other agreement with UBC.

To the extent that there are any inconsistencies between the Option as set out in this Agreement and the terms of any collaborative research agreement under which the development of any New Technology was sponsored by the Licensee, the terms of the collaborative research agreement will prevail.

2.5                           The period for exercise by the Licensee of the Option, with respect to particular New Technology, will be 6 months starting from the date of disclosure by UBC to the Licensee of the particular New Technology (the “Option Period” with respect to such New Technology). Such disclosure shall include reasonably relevant information relating to the New Technology as is in the possession of UBC’s Industry Liaison Office and which it is able to disclose to the Licensee.

2.6                           In order to exercise the Option with respect to particular New Technology disclosed by UBC to Licensee, the Licensee will sign and deliver to UBC prior to the expiry of the Option Period applicable to such New Technology a Notice of Exercise of Option in the form attached as Schedule “B”, together with a summary business plan prepared in accordance with generally accepted business standards that describes the steps that the Licensee proposes to take to commercially exploit the New Technology including relevant market information and revenue projections.

2.7                           During the Option Period as to a particular New Technology, UBC will not grant any license to commercially exploit the New Technology to any other party. If the Licensee does not exercise the Option within the Option Period in accordance with Article 2.6 as to such New Technology, the parties agree that the Option will expire with respect to such item of New Technology, and UBC will thereafter be free to deal with and commercialize such New Technology in any way, and without further obligation to the Licensee.

2.8                           If the Licensee validly exercises the Option for a particular item of New Technology as provided in Article 2.6, then the parties will negotiate exclusively and in good faith to determine the specific terms and conditions on which a new exclusive (or, if elected by Licensee, non-exclusive) license will be granted by UBC to the Licensee under such New Technology. Such new license agreement shall be on commercially reasonable terms typical for similar license agreements, including commercially reasonable royalty rates and other financial terms and shall be generally consistent with the terms and conditions of this Agreement. The parties shall seek in good faith and using diligent efforts to reach agreement on such terms and to enter into such new license agreement as soon as practicable after Licensee exercises the Option.

2.9                           If UBC and the Licensee are unable, despite each party using good faith efforts, to agree upon the specific terms and conditions of a new license agreement within a period of 6 months after the date when the Licensee exercises the Option pursuant to Article 2.6 with respect to a particular item of New Technology, then the Option as to such particular New Technology shall expire.

2.10                         Any new license granted by UBC with respect to any New Technology shall provide UBC the right in perpetuity to use the New Technology without charge in any manner whatsoever for research, scholarly publication, educational or other non-commercial uses.

3.0                                                                               GRANT OF LICENSE

3.1                           Subject to Article 3.4, UBC grants to the Licensee the worldwide, exclusive license to use, practice and sublicense the Licensed Patents, Technology, UBC Improvements and any Assigned Licensee Improvements, and to research, develop, manufacture, have made, distribute, use, import, offer for sale and sell the Products and Licensee Owned Improvement Products on the terms and conditions set out in this Agreement.

3.2                           The license granted under this Agreement is granted only to the Licensee and not to any Affiliated Companies.

3.3                           The Licensee will not enter into a Naked Cross-License Agreement involving the Licensed Patents, Technology, UBC Improvements, or any Assigned Licensee Improvements without the prior written consent of UBC, such consent not to be unreasonably withheld. For the purposes of this section a “Naked Cross-License Agreement” means an agreement between the Licensee and a third party possessing certain technology, that:

(a)           involves the Licensee granting license rights under the Licensed Patents, Technology, UBC Improvements, or any Assigned Licensee Improvements to such third party, and such third party granting to the Licensee, in consideration of such license rights granted by Licensee, license right under the third party’s technology, and

(b)           is entered into by the Licensee and such third party without the third party agreeing to pay to the Licensee and consideration other than the exchange of license rights described in subsection (a) of this definition.

3.4                           The Licensee acknowledges and agrees that, notwithstanding the exclusive license granted by UBC under Article 3.1, UBC may use the Patents, Licensed Patents, Technology and any Improvements (other than Licensee Owned Improvements) without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

3.5                           As a condition of UBC granting this license, the Licensee agrees to pay to UBC an initial license fee of [*] (U.S. funds) (the “Initial License Fee”). The Initial License Fee will be paid concurrently with the execution of this Agreement, and will not be refunded to the Licensee (in whole or in part) under any circumstances.

3.6                           UBC may register a financing statement regarding this Agreement under the Personal Property Security Act of British Columbia and/or under similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business.

3.7                           The Licensee will use reasonable efforts to give notice to UBC if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia before starting business in that other jurisdiction. If UBC has registered a financing statement under Article 3.6, the Licensee will use reasonable efforts to provide UBC notice within 45 days of any change in jurisdiction.

3.8                           On execution of this Agreement, the Licensee will pay to UBC the sum of [*] (Canadian Funds) to reimburse UBC for all outside patent expenses invoiced to UBC or its agents, directly in connection with the filing or prosecution of the Patents prior to February 1, 2007, and UBC will confirm such amount by providing to the Licensee copies of the invoices submitted to UBC for such activities. To the extent that any such patent expenses have not been invoiced to UBC prior to February 1, 2007, and are therefore not included in the [*] (Canadian Funds), amount, and to the extent that UBC incurs any additional outside patent expenses after the Effective Date for filing or prosecution of the Patents, the Licensee agrees that it will within 30 days of presentation by UBC to the Licensee of the invoices for such activities, reimburse to UBC the balance of such patent expenses.

4.0                                                                               SUBLICENSING

4.1                           The Licensee may enter into Sublicense Agreements with its Affiliated Companies or any other third party, without UBC’s prior consent, provided that each such Sublicense Agreement is consistent with the terms and conditions contained in this Agreement, and that each such Sublicense Agreement shall contain the mandatory sublicensing provisions contained in Schedule “C” which provisions shall not be materially revised or amended without first obtaining the prior written consent of UBC, which consent shall not be unreasonably withheld. Within 10 business days of signing any Sublicense Agreement, the Licensee will provide to UBC a fully executed unredacted copy of each Sublicense Agreement and a certification signed by a senior officer of the Licensee that such Sublicense Agreement is consistent with the terms and conditions of this Agreement and includes the mandatory sublicensing provisions contained in Schedule “C”.

4.2                                                                                 Any Sublicense Agreement granted by the Licensee will be granted only to the Sublicensee and cannot be assigned or further sub-sublicensed without the prior written consent of UBC, such consent not to be unreasonably withheld.

4.3                                                                                 Promptly after executing a Sublicense Agreement, the Licensee will use reasonable efforts to give notice to UBC of the jurisdictions in which the Sublicensee is carrying on business. If the Licensee, during the term of the Sublicense Agreement, becomes aware of the Sublicensee carrying on business in another jurisdiction, then the Licensee will use reasonable efforts to give notice to UBC within 45 days.

5.0                                                                               ROYALTIES

5.1                                                                                 In consideration of the license granted under this Agreement, the Licensee will pay to UBC a royalty equal to:

(a)                                  [*] of the Net Revenue arising from sales of Products in [*] in [*] where [*];

(b)                                 [*] of the Net Revenue arising from sales of:

(i)                                     Licensee Owned Improvement Products in the [*], and

(ii)                                  Products in the [*] in [*] where [*];

(c)                                  [*] of the Net Revenue arising from sales of Products [*] in [*] where [*];

(d)                                 [*] of the Net Revenue arising from sales of:

(i)                                     Licensee Owned Improvement Products in the [*], and

(ii)                                  Products in the [*] in [*] where the [*];

(e)                                  [*] of the Net Revenue arising from sales of Products in the [*] in [*] where [*]; and

(f)                                    [*] of the Net Revenue arising from sales of:

(i)                                     Licensee Owned Improvement Products in the [*], and

(ii)                                  Products in the [*] in [*] where the [*].

5.2                                 For greater clarity it is confirmed that:

(a)                                  the royalties set out in Article 5.1 will be payable by the Licensee on all Revenue regardless of whether such Revenue is received by the Licensee or any Sublicensee(s);

(b)                                 “Licensee Owned Improvement Products” shall be defined as meaning products, goods or services:

(i)                                     that are covered or claimed by, or the manufacture or use of which is covered or claimed by, a Valid Claim in a patent filed with respect to a Licensee Owned Improvement; and/or

(ii)                                  that incorporate or are based upon any material aspect of a Licensee Owned Improvement provided that such products, goods or services are not also covered or claimed by a Patent or Licensed Patent;

(c)                                  if any Net Revenue may be categorized as arising from one or more of the fields of use listed in Articles 5.1(a) through (f) above, then the royalty rate applicable to such Net Revenue shall be the one that is most favourable to UBC; for clarity, Licensee shall pay UBC royalties under Article 5.1 based on sales of a particular Product or Licensee Owned Improvement Product on a country by country basis at only one royalty rate, as determined under one of the subsections in Article 5.1 above (and no more than one rate with respect to sales in any single country);

(d)                                 “Valid Claim” shall be defined as meaning a claim in a pending, issued or granted Patent or Improvement Patent that, at the time of sale of the applicable Product or Licensee Owned Improvement Product:

(i)                                     has not expired, lapsed, been cancelled or become abandoned;

(ii)                                  has not been admitted to be invalid through reissue or disclaimer or otherwise; or

(iii)                               has not been finally found to be invalid (or not valid) or unenforceable by an unreversed or unappealable final decision or judgment of a court or other authority or agency of competent jurisdiction.

Any claim being presented in a pending patent application that is being prosecuted in good faith shall be deemed to be the equivalent of a valid claim of an issued, unexpired patent until disallowed, rejected or abandoned.

5.3                                                                                 The royalty is due and payable within 60 days of each respective Royalty Due Date and is to be calculated with respect to the Revenue in the three month period immediately before the applicable Royalty Due Date.

5.4                                                                                 All royalties paid by the Licensee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all, except as provided in Section 5.7. If the Licensee or any Sublicensee receives any Revenue in a currency other than Canadian dollars, Licensee will calculate the amount of royalties owed in such currency, and such amount will then be converted to the equivalent in Canadian dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of royalties owed in Canadian dollars resulting from the conversion is to be paid to UBC.

5.5                                                                                 Products and Licensee Owned Improvement Products are deemed to have been sold by the Licensee or a Sublicensee and included in the Revenue when invoiced, delivered, shipped, or paid for, whichever is the first.

5.6                                                                                 Any transaction or other commercial disposition involving the Patents, Improvement Patents, Technology, Improvements, Products or any Licensee Owned Improvement Products, between the Licensee or any Sublicensee and another person, that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Revenue and will be included in the calculation of royalties under this Agreement.

5.7                                                                                 The parties acknowledge that, since UBC is a non-profit, tax exempt, publicly funded educational institution, and as such UBC should not be subject to any withholding or other similar taxes on any payments made by the Licensee to UBC under this Agreement. However, if Licensee determines that it is required to pay or withhold on account of UBC amounts of taxes which are otherwise payable by UBC pursuant to any applicable law, including, but not limited to, United States federal, state or local tax law (“Withholding Taxes”), the Licensee will inform UBC of such determination and the parties will discuss the matter in good faith and seek diligently to determine if there is any legal mechanism (which does not impose any additional costs or burdens on Licensee) to avoid paying or withholding such Withholding Tax. Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by UBC if UBC is the party on which the Withholding Taxes are levied, and if Licensee is required to withhold such Withholding Tax, Licensee may deduct the tax from the applicable payment, provided that Licensee submits to UBC reasonable proof of payment of such Withholding Taxes, together with an accounting of the calculations of such taxes, within 30 days after such Withholding Taxes are remitted to the proper authority. The parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

6.0                                                                               MILESTONES AND ANNUAL PAYMENTS

6.1                                                                               In addition to all other payments due pursuant to this Agreement, the Licensee shall pay to UBC the following payments

(a)                                  if the Licensee has not executed a Sublicense Agreement for use of the Licensed Patents, Technology or any Improvements within the Therapeutic Field of Use, then the Licensee shall pay to UBC the applicable of the following milestone payments (the “Milestone Payments”) on Licensee’s achievement of each of the following applicable events with respect to each Product or Licensee Owned Improvement Product (the “Milestone Events”):

Milestone Payment Amount (in US $)
Milestone Event	Product	Licensee Owned Improvement Product
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

(b)                                 subject to Article 6.2 and 6.3, all Milestone Payments shall be payable by the Licensee to UBC within 30 days of December 31st  of the year during which the applicable Milestone Event was achieved;

(c)                                  if the Licensee has executed a Sublicense Agreement for use of the Licensed Patents, Technology or any Improvements within the Therapeutic Field of Use, and in addition to entering into such Sublicense, the Licensee develops one or more Products or Licensee Owned Improvement Products within the Therapeutic Field of Use independent of the Sublicense Agreement, then the Licensee will pay to UBC the applicable Milestone Payments set out in Article 6.1(a) on the Licensee’s achievement of the Milestone Events for such Products or Licensee Owned Improvement Products being developed by the Licensee independent of the Sublicense Agreement and on executing any further Sublicense Agreement with respect to such Products or Licensee Owned Improvement Products being developed by the Licensee, the Licensee will pay to UBC the greater of the Milestone Payments or Sublicensing Fees received by the Licensee in accordance with either Article 6.2 or 6.3 dependent on the stage of development of such Products or Licensee Owned Improvement Products as of the date that such further Sublicense Agreement is entered into. Such payments shall be paid to UBC regardless of whether there are any amounts payable by the Licensee under Article 6.2 and 6.3 with respect to the Sublicensee’s development of different Products or Licensee Owned Improvement Products developed under the Sublicense Agreement;

(d)                                 each year during the Term of this Agreement the Licensee will also pay to UBC on the dates  set  out  below  an  annual  payment  equal  to  the amounts set out below (the “Annual Payment”). This Annual Payment will not be refunded to the Licensee (in whole or in part) under any circumstances:

(i)	[*]	[*]

(ii)	[*]	[*]

(iii)	[*]	[*]

(iv)	[*]	[*]

(v)	[*]	[*]

(vi)	[*], and on [*],
	of each subsequent year thereafter	[*]

6.2                                                                                 Subject to Article 6.3, if the Licensee has executed a Sublicense Agreement for use of the Licensed Patents, Technology or any Improvements within the Therapeutic Field of Use, then upon the Sublicensee achieving a Milestone Event (as listed in the schedule in Article 6.1(a) above), the Licensee will pay to UBC the greater of either:

(a)                                  the Milestone Payment identified in the [*] column of the table in Article 6.1(a) above with respect to achievement of such Milestone Event, and

(b)                                 a percentage of the total Sublicensing Fees received by Licensee from its Sublicensee under the terms of such Sublicense Agreement (which percentage will be determined in accordance with the following schedule) during the applicable period as provided expressly in Section 6.4:

Milestone Event	Percentage of Sublicensing Fees
If the Sublicense Agreement is executed prior to [*]	[*]
If the Sublicense Agreement is executed subsequent to [*]	[*]

6.3                                                                                 If the Licensee has executed a Sublicense Agreement within the Therapeutic Field of Use, that grants such Sublicensee a license with respect to the Licensee Owned Improvements, and such Sublicense Agreement does not include a grant of any rights with respect to the Licensed Patents, Technology or any Improvements (other than the Licensee Owned Improvements) then upon the Sublicensee achieving a Milestone Event (as listed in the schedule in Article 6.1(a) above), the Licensee will pay to UBC the greater of either:

(a)                                  the Milestone Payment identified in the “Licensee Owned Improvement Product” column of the table in Article 6.1(a) above with respect to achievement of such Milestone Event, and

(b)                                 a percentage of the total Sublicensing Fees received by Licensee from its Sublicensee under the terms of such  Sublicense  Agreement  (which percentage will be determined in accordance with the following schedule) during the applicable period as provided expressly in Section 6.4:

Milestone Event	Percentage of Sublicensing Fees
If the Sublicense Agreement is executed prior to [*]	[*]
If the Sublicense Agreement is executed subsequent to [*]	[*]

6.4                                                                                 With respect to all Milestone Events achieved by a particular Sublicensee under a Sublicense Agreement during a particular calendar year, Licensee shall make the determination under Article 6.2 or 6.3, of whether Licensee will make payments under Article 6.2(a) or 6.3(a) above for such Milestone Event achievements (i.e., make the Milestone Payments under Article 6.1(a) owed with respect to such Milestone Events) or will pay a percentage of the Sublicensing Fees received under Article 6.2(b) or 6.3(b) from such Sublicensee, on an annual basis and will make such calculation effective as of December 31st of such year. For this purpose, the Licensee will prepare and deliver to UBC within 30 days of December 31st of each year a report and an accounting statement which sets out a comparison of:

(a)                                  all of the Sublicensing Fees received by the Licensee from such Sublicensee during the period starting on the later of (i) the execution of the Sublicense Agreement or (ii) December 31 of the year of achievement by the Sublicensee of the last Milestone Event in respect of which the Licensee has made a payment to UBC under Article 6.2 or 6.3; and ending on December 31 of the applicable year for which the report is delivered to UBC, and

(b)                                 the Milestone Event(s) that were achieved by the Sublicensee during the calendar year period ending on such December 31; and

(c)                                  a calculation showing the comparison of the total amounts that would be payable by Licensee under Article 6.2(a) or 6.3(a) based on achievement of such Milestone Events during such year, and the total amount that would be payable under Article 6.2(b) or 6.3(b), by applying the appropriate percentage to the total Sublicensing Fees received by Licensee from such Sublicensee during the period specified in subsection (a) above.

The Licensee will also deliver to UBC along with the report and accounting statement referred to above, the amount determined to be payable to UBC in accordance with either Article 6.2(a) or (b); or 6.3(a) or 6.3(b).

For example, if a Sublicensing Agreement is executed after [*], and such Sublicensee [*] a Product during a particular calendar year (and that completion is the first Milestone Event achieved by such Sublicensee after executing the Sublicensing Agreement), then for achievement of such Milestone Event the Licensee  will  pay  to  UBC,  under  the  terms  of  Article  6.2 and this Article 6.4, the greater of:

(i) [*] (the amount identified in Article 6.1(a) above for achievement of such Milestone Event) and (ii) [*] of all Sublicensing Fees paid to Licensee by such Sublicensee under such Sublicensing Agreement through to December 31 of such calendar year. If such Sublicensee subsequently [*] the same Product, then for achievement of such Milestone Event the Licensee will shall pay to UBC, under Article 6.2, the greater of: (i) [*] (the amount identified in Article 6.1(a) above for achievement of such Milestone Event), and (ii) an amount equal to [*] of all Sublicensing Fees paid to Licensee by such Sublicensee under such Sublicensing Agreement after December 31 of the year in which the [*] Milestone Event was achieved by such Sublicensee, through to December 31 of the calendar year in which such [*] Milestone Event was achieved by such Sublicensee.

6.5                                                                                 The Licensee will pay to UBC, in addition to all other amounts due under this Agreement, an annual maintenance fee of U.S. [*] (the “Annual Maintenance Fee”). The Annual Maintenance Fee is payable on or before April 1 of each year during the Term, starting on April 1, 2007 and will not be refunded to the Licensee (in whole or in part) under any circumstances.

7.0                                                                               PATENTS

7.1                                                                                 UBC will, on the request of the Licensee, take reasonable steps to apply for a patent with respect to the Technology, UBC Improvements, or any Assigned Licensee Improvements in the name of UBC provided that the Licensee pays all costs of applying for, registering and maintaining the patent in the jurisdictions in which the Licensee designates that a patent is required, and such patent shall be deemed included in the Licensed Patents. The Licensee will on UBC’s request pay to UBC a reasonable payment as an advance against expected patent expenses over the next 3 months with respect to any such requested filing.

7.2                                                                                 On the filing (thereafter including after issuance) of a Licensed Patent filed under Article 7.1, the Licensee becomes the licensee of the Licensed Patent on the terms and conditions set out in this Agreement.

7.3                                                                                 Throughout the Term, the Licensee will within 30 days of presentation of receipts and/or invoices by UBC to the Licensee showing the amounts actually charged by Licensee’s external patent counsel of for filing fees or similar external prosecution costs, reimburse to UBC the balance of all out-of-pocket patent filing, prosecution and maintenance costs incurred to such date regarding the Licensed Patents.

7.4                                                                                 The Licensee will not contest the validity or scope of the Licensed Patents or the Technology, Improvements or any New Technology, to the extent such restriction is permitted by applicable law.

7.5                                                                                 To the extent required by applicable law, the Licensee will ensure proper patent marking for all uses of the Licensed Patents licensed under this Agreement and will clearly mark the appropriate patent numbers on any Products covered by the Licensed Patents.

8.0                                                                               DISCLAIMER OF WARRANTY

8.1                                                                                 Except as otherwise expressly provided in Article 8.3, UBC makes no representations, conditions or warranties, either express or implied, regarding the Licensed Patents, Technology, Improvements, Products or Licensee Owned Improvement Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Licensed Patents, Technology, Improvements, Products or Licensee Owned Improvement Product:

(a)                                  correspond with a particular description;

(b)                                 are of merchantable quality;

(c)                                  are fit for a particular purpose; or

(d)                                 are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, that the Licensee or other third parties suffer arising from any defect, error or fault of, or failure to perform by, the Licensed Patents, Technology, Improvements, Products or Licensee Owned Improvement Products, even if UBC is aware of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Licensed Patents, Technology and any Improvements.

8.2                                                                                 Nothing in this Agreement:

(a)                                  constitutes a warranty or representation by UBC as to title to the Licensed Patents, Technology or any Improvements, except as provided in Section 8.3 below, or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trademarks, industrial designs or other intellectual property rights of any third parties, including any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b)                                 constitutes an express or implied warranty or representation by UBC that the Licensee has, or will have the freedom to operate or practice the Licensed Patents, Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products or Licensee Owned Improvement Products; or

(c)                                  imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.3                                                                                 UBC hereby represents and warrants to Licensee that as of the Effective Date to the best of the knowledge of the UBC staff having responsibility for the commercialization of this Technology at the UBC Industry Liaison Office, and without having made any specific inquiry:

(a)                                  as between UBC and the inventors or the Technology employed by UBC, UBC has been assigned ownership of the Technology and the Patents;

(b)                                 UBC has corporate power and authority to grant, and is not prohibited by any legislation from granting, a license of technology under the Patents and the Technology under this Agreement; and

(c)                                  UBC has not previously granted to any third party any license to commercially exploit the Patents and/or the Technology that materially conflict with the license rights granted to the Licensee under this Agreement.

8.4                                                                                 Notwithstanding Article 8.2, if there is an alleged infringement or misappropriation of the Licensed Patents, Technology, UBC Improvements or any Assigned Licensee Improvements or any right with respect to the Licensed Patents, Technology, UBC Improvements or any Assigned Licensee Improvements, the Licensee may take all appropriate steps, short of starting legal action, to stop or enjoin such infringement or misappropriation of the Licensed Patents, Technology, UBC Improvements or any Assigned Licensee Improvements, and will consult with UBC regarding such steps. If it is necessary to start any legal action to stop or enjoin any infringement or misappropriation of the Licensed Patents, Technology, UBC Improvements or any Assigned Licensee Improvements and/or to recover damages from such infringement or misappropriation, the Licensee may do so, provided that the Licensee first obtains UBC’s prior written consent to initiate such action, which consent shall not be unreasonably withheld or delayed, and that the Licensee shall keep UBC reasonably informed regarding the progress of such action and indemnify UBC against any claims made against UBC by the defendant in such action based upon or relating to such action or the Licensed Patents, Technology, UBC Improvements or any Assigned Licensee Improvements. Provided that it has first granted its prior written consent, such consent not to be unreasonably withheld, UBC agrees to reasonably co-operate to the extent of signing all necessary documents or to join as a party plaintiff if legally required. All the direct and indirect costs and expenses of Licensee in bringing and conducting the legal action or settlement shall be paid by the Licensee including any out-of-pocket costs and expenses of UBC in its providing assistance. All recoveries from such legal action are for the benefit of, and shall be retained by, the Licensee.

8.5                                                                                 If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a Sublicensee based upon the use of the Patents, improvement Patents, Technology or any Improvements or the manufacture, use or sale of the Products, the following procedure will be adopted:

(a)                                  the Licensee will promptly notify UBC on receipt of the complaint and will use reasonable efforts to keep UBC reasonably informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a Sublicensee (to the extent such information can be disclosed without breaching confidentiality obligations or court orders or destroying privilege);

(b)                                 except as provided in Article 8.5(d), all costs and expenses incurred by the Licensee or any Sublicensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any Sublicensee, as the case may be;

(c)                                  Licensee shall not make any final disposition of the complaint in a manner that materially negatively impacts the Licensed Patents, Technology, UBC Improvements or any Assigned Licensee Improvements without full consultation with, and approval by, UBC, such approval not to be unreasonably withheld;

(d)                                 UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, provided that UBC shall not take any actions that materially negatively impact Licensee’s interests under this Agreement or in such litigation, and any direct additional expenses incurred by the Licensee as the result of such participation will be paid by UBC (subject to the possibility of recovery of some or all of the additional expenses from the complainant); and

(e)                                  the Licensee will pay all royalties payable under Article 5.1 of this Agreement to UBC in trust from the date UBC receives notice of the complaint and until a resolution of the complaint has been finalized. if the complainant is successful, then the royalties paid to UBC in trust under this Article 8.5(e) will be returned to the Licensee, provided that the amount being returned to the Licensee is no more than the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not succeed, then UBC retains all royalties paid to it under this Article 8.5(e).

9.0                                                                               INDEMNITY & LIMITATION OF LIABILITY

9.1                                                                                 The Licensee indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents (the “Indemnitees”) against any and all third party claims (including all associated legal fees and disbursements actually incurred) against any such Indemnitee arising out of the exercise by Licensee (or its Sublicensees) of any rights granted to Licensee under this Agreement, including without limitation against any damages or losses, consequential or otherwise, arising from any third party claim based in any manner at all from or out of the use of the Licensed Patents, Technology, Improvements, Products or Licensee Owned Improvement Product licensed under this Agreement, by the Licensee or its Sublicensees or their customers or end-users.

9.2                                                                                 UBC’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to [*], less amounts actually paid by UBC to the inventors of the Licensed Patents, Technology or Improvements out of such payments received by UBC from the Licensee based on such inventorship in accordance with UBC’s policies regarding payments to its inventors, and provided that any such liability on the part of UBC in excess of CDN. [*] may be recovered by the Licensee solely out of, and as a set off against, amounts payable by the Licensee to UBC under this Agreement after the date of any award of such damages or other liability.

9.3                                                                                 Subject to Article 9.1, each Party acknowledges and agrees that the other Party will not be liable for any special, punitive, consequential or incidental damages arising from any breach or breaches of this Agreement.

9.4                                                                                 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 9 will survive and continue to bind the each party and its successors and assigns.

10.0                                                                        PUBLICATION & CONFIDENTIALITY

10.1                                                                           Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s permitted sublicensees (if such party is Licensee) directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations or exercising its rights under this Agreement. Each party will use the other party’s Confidential Information solely for the purposes permitted under this Agreement and will not, without the other party’s prior written consent, use the other party’s Confidential Information for any other purpose. The Licensee will maintain an appropriate internal program limiting the distribution of JBC’s Confidential Information to only those Sublicensees, officers, employees and professional advisors who require such Confidential Information in performing the Licensee’s obligations or exercising its rights under this Agreement and who have signed appropriate nondisclosure agreements.

10.2                                                                           Notwithstanding the foregoing, a party may disclose the other party’s Confidential Information to the extent such disclosure is required by judicial or administrative process, provided that such party will promptly notify the other party of such requirement and allow it reasonable time to oppose the process before disclosing the specific Confidential Information.

10.3                                                                           UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Licensed Patents, Technology and any Improvements (other than Licensee Owned Improvements), provided that with respect to the Confidential Information only, the Licensee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the “Objectionable Material”). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, UBC and the Licensee agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both the Licensee and UBC, in which case the Licensee will withdraw its objection. UBC is not restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. Any Objectionable Material will not be disclosed for six months from the date UBC delivered the proposed disclosure to the Licensee. After six months from the date UBC delivered the proposed disclosure to the Licensee, UBC is free to present and/or publish the proposed disclosure whether or not it contains Objectionable Material.

10.4                                                                           The Licensee requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective Sublicensees. Notwithstanding anything contained in Article 10, the Licensee acknowledges and agrees that UBC may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Licensed Patents, Technology and any Improvements, and that UBC may also disclose to the inventors of the Licensed Patents and Technology the amount of all payments made to UBC by the Licensee under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to UBC by the Licensee in connection with such payments.

10.5                                                                           Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 10 survive and continue to bind the parties, their successors and assigns.

11.0                                                                        PRODUCTION & MARKETING

11.1                                                                           The Licensee will not knowingly use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity, without the prior written consent of UBC. Without limitation, the Licensee will not issue a press release regarding this Agreement or the ‘Licensed Patents, Technology, UBC Improvements or any Assigned Licensee Improvements without first obtaining UBC’s written approval, such approval not to be unreasonably withheld or delay, and provided that Licensee shall be permitted to make such public disclosures regarding the existence or terms of this Agreement as are required to comply with applicable law or regulation. If the Licensee is required by law or regulation to disclose the Agreement or any of its terms, the Licensee will provide UBC with reasonable prior notice to permit UBC to bring an application or other proceeding to contest the requirement.

11.2                                                                           The Licensee represents and warrants to UBC that it has the infrastructure, expertise and resources to:

(a)                                  develop and commercialize the Licensed Patents, Technology and any Improvements;

(b)                                 track and monitor on an ongoing basis performance under the terms of each Sublicense Agreement;

(c)                                  monitor patent infringement regarding any patent relating to the Licensed Patents, Technology and any Improvements licensed under this Agreement; and

(d)                                 handle the Licensed Patents, Technology and any Improvements with care and without danger to the Licensee, its employees, agents, or the public.

11.3                                                                           The Licensee agrees that it will, throughout the Term:

(a)                                  use Commercially Reasonable Efforts to develop and commercialize the Licensed Patents, Technology and any Improvements allocating at least the same degree of diligence, expertise, infrastructure, and resources as the Licensee is allocating to other products developed and marketed by the Licensee that have a similar profit potential, are at the same stage of development, and have similar product life, patent position, market potential and regulatory issues; and

(b)                                 use Commercially Reasonable Efforts to promote, market and sell the Product and Licensee Owned Improvement Product (once Regulatory Approval is achieved) in the applicable countries and exploit the Licensed Patents, Technology and any Improvements and to meet or cause to be met the market demand for the approved Products and Licensee Owned Improvement Products and the potential use of the Licensed Patents, Technology and any Improvements.

11.4                                                                           Without Limiting the generality of the obligations set out in Article 11.3, the Licensee will use Commercially Reasonable Efforts to [*] according to the following development timeline:

(a)                                  Licensee will use Commercially Reasonable Efforts to [*] within [*] of the Effective Date;

(b)                                 Licensee will Use Commercially Reasonable Efforts to [*] within [*] of the Effective Date;

(c)                                  Licensee will use Commercially Reasonable Efforts to [*] within [*] of the Effective Date; and

(d)                                 Licensee will use Commercially Reasonable Efforts to [*] within [*] of the Effective Date.

It is understood and agreed that actions by any Sublicensee may satisfy any of the above timeline matters. The Licensee further acknowledges UBC’s objective in licensing the Licensed Patents, Technology and any Improvements to the Licensee is that the Licensee use Commercially Reasonable Efforts to promote, market and sell Products (once Regulatory Approval is achieved) for use in several therapeutic fields, including possible [*]. Therefore, if the Licensee is developing a Product for a particular therapeutic field in accordance with the timelines set out in Articles 11.4(a) through (d), but is unable to develop, or cause to be developed other Product(s) within one or more other therapeutic fields of use, then the Licensee will at the request of UBC consider in good faith the grant by the Licensee of one or more sublicenses of the Licensed Patents, Technology and any Improvements on commercially reasonable terms to a third party or parties identified by UBC as being able to develop, or cause to be developed Product(s) within one or more of the therapeutic fields of use not being exploited by the Licensee.

11.5                                                                           If UBC believes in good faith that the Licensee is in material breach of Article 11.3, UBC may give notice to the Licensee under Article 18.3, which notice shall specify particulars of the alleged breach. Within 30 days of receiving UBC’s notice, the Licensee shall provide notice to UBC of its election to:

(a)                                  proceed with remedying the breach in accordance with Article 18.3, or

(b)                                 dispute the breach (“Dispute”) and refer the Dispute to mediation in accordance with Articles 11.6; or

(c)                                  accept the breach.

If the Licensee elects to proceed with remedying the breach, then the Licensee will be deemed to have waived any right to refer the matter to mediation in accordance with Article 11.6. If the Licensee fails to make an election in accordance with this Article, then the Licensee will be deemed to have accepted the breach and UBC may terminate this Agreement.

11.6                                                                           If the Licensee elects to refer the Dispute to mediation, UBC and Licensee will jointly appoint an impartial, independent mediator with (to the extent available) expertise in the research and development of pharmaceutical products and in licensing agreements regarding such activities (the “Mediator”) within 15 days of the Licensee’s election. On appointment of Mediator the following rules and procedures will govern the conduct of the parties and the Mediator before and during the mediation of a Dispute:

(a)                                  within 15 days of the appointment of the Mediator, each party will provide to the Mediator and to the other party a written summary of its position and copies of all documents on which it intends to rely. On receiving a party’s summary and documents, the other party then has 15 days to submit to the other party and the Mediator a summary of such other party’s position in response to the party’s position;

(b)                                 after each of the Licensee and UBC has provided its summary and documents and response under Article 11.6(a), but not more than 60 days from the appointment of the Mediator, the parties agree to meet in the presence of the Mediator with a view to resolving the Dispute. The role of the Mediator will be to assist in negotiating a resolution of a Dispute and will not make a binding decision without the parties’ prior written agreement. Each party will use good faith, diligent efforts to seek to agree to a resolution of the Dispute that is mutually satisfactory and facilitates the diligent and profitable development and commercialization of the Licensed Patents, Technology, Products and Licensee Owned Improvement Products by or on behalf of Licensee;

(c)                                  the mediation of a Dispute may be terminated by either party, by giving notice to the other party:

(i)                                     if the other party fails to comply with its obligations under Article 11.6; or

(ii)                                  if the parties cannot agree on a resolution of the Dispute within 60 days from the appointment of the Mediator;

(d)                                 any information or documents disclosed by either party under this Article 11.6 must be kept confidential and must not be used except to attempt to resolve the Dispute in the context of the mediation; and

(e)                                  each party must bear its own costs of complying with Article 11.6 and the parties must bear equally the costs of any Mediator engaged.

11.7                                                                           If the parties cannot agree on the resolution of the Dispute within 60 days from the appointment of the Mediator, or if the mediation of the Dispute has been terminated under Article 11.6(c), then the Licensee will (counting from the end of the 60 day period) have a further 30 days to remedy the material breach in accordance with Article 18.3(a) (if such breach in fact has occurred). If the Licensee fails to remedy the breach (if such material breach in fact has occurred) within such 30 day period then UBC may terminate this Agreement, provided that it is understood and agreed if Licensee disputes that such material breach has occurred, no such termination shall occur or be permitted unless and until it is determined in a final judgment (which is no longer subject to any appeal) that a material breach occurred and has not been cured by Licensee.

12.0                                                                        ACCOUNTING RECORDS & REPORTS

12.1                                                                           The Licensee will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Revenues, Sublicensing Fees, Sublicense Agreements and all business done in connection with the Patents, Improvement Patents, Technology or any Improvements. The accounts and records will be in sufficient detail to enable proper returns to be made under this Agreement and the Licensee will cause its Sublicensees to keep and deliver to the Licensee similar accounts and records.

12.2                                                                           The Licensee will complete and deliver to UBC:

(a)                                  within 60 days of each and every Royalty Due Date, a completed Payment Report in the form attached as Schedule “D”, (or an amended form as required by UBC from time to time) together with the royalty payable under this Agreement. A separate Payment Report shall be prepared and delivered for each Sublicensee and Sublicense Agreement, including an accounting statement setting out in detail how the amount of Revenue received by such Sublicensee was determined and identifying each Sublicensee and the location of the business of each Sublicensee. The first Payment Report will be submitted within 60 days of the first Royalty Due Date after the receipt of the first Revenue, and thereafter a Payment Report shall be delivered every three months regardless of whether any Revenue was received in the preceding period; and,

(b)                                 on or before December 1st of each year during the Term, starting on December 1, 2007 an Annual Report in the form attached as Schedule “D” (or an amended form as required by UBC from time to time).

12.3                                                                           The calculation of royalties will be carried out in accordance with generally accepted accounting principles in the United States, or the standards and principles adopted by the U.S. Financial Accounting Standards Board applied on a consistent basis.

12.4                                                                           The Licensee will retain the accounts and records referred to in Article 12.1 for at least 6 years from when they were made and will permit a certified public accountant from a nationally-recognized accounting firm selected by UBC, to inspect, at UBC’s expense, the accounts and records during the Licensee’s normal business hours. The Licensee will provide to accountant access to all such accounts and records as necessary to verify the accounts and records (including the accounts and records pertaining to Revenue received by any Sublicensee(s)) and will allow copies to be made of the accounts, records and agreements. If an inspection of the Licensee or Sublicensee’s records by such accountant shows an underreporting or underpayment by the Licensee of any amount to UBC, by more than five percent (5%) for any 12 month period, then the Licensee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest) within 30 days of notice by UBC to the Licensee. If such inspection shows an overpayment by Licensee, Licensee may credit such overpayment against any other amounts owed to UBC, provided that if there are no more payments owed then UBC shall reimburse Licensee for the amount of such overpayment.

12.5                                                                           Any inspection under Article 12.4 shall be subject to a confidentiality obligation under which the inspecting accountant shall be under a confidentiality agreement to ensure that all information provided to such Agreement under such Article remains confidential and is treated as confidential by such accountant provided that such accountant may disclose to UBC whether the royalty payments by Licensee are accurate including all documentation supporting the accountant’s determination, and any extent of any underpayment or overpayment.

13.0                                                                        INSURANCE

13.1                                                                           During the Term, and for a period of three years thereafter, the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance and insurance covering product liability), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business at a similar stage of development, such insurance being at a minimum sufficient to cover Licensee’s indemnification obligations under Section 9.1.

13.2                                                                           Without limiting Article 13.1, one month before the start of any Human Clinical Trials:

the Licensee will give notice to UBC of the terms and amount of the product liability, clinical trials, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(a)                                  be placed with a reputable and financially secure insurance carrier;

(b)                                 include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;

(c)                                  provide coverage regarding all activities under this Agreement;

(d)                                 include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

(e)                                  provide that the policy cannot be cancelled or materially altered except on at least 30 days’ prior notice to UBC.

13.3                                                                           UBC may from time to time request reasonable amendments to the terms or the amount of coverage contained in the Licensee’s insurance policy, and Licensee will use reasonable efforts to accommodate such reasonable requests. The Licensee will provide to UBC for its approval certificates of insurance evidencing the coverage seven days before the earlier of any Human Clinical Trials. The Licensee will not:

(a)                                  start any Human Clinical Trials, or

(b)                                 sell any Product or Licensee Owned Improvement Products

at any time unless, a certificate of insurance has been provided and approved by UBC, and the insurance outlined in Article 13.2 is in effect.

13.4                                                                           The Licensee will also require each Sublicensee to procure and maintain:

(a)                                  public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)                                 in any event, one month before the start of any Human Clinical Trials by the Sublicensee, product liability, clinical trials, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

The Licensee will ensure that all Sublicensees’ policies of insurance include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds.

14.0                                                                        ASSIGNMENT & CHANGE OF CONTROL

14.1                                                                           The Licensee will not assign or transfer this Agreement or any of its obligations under this Agreement without the prior written consent of UBC, such consent not to be unreasonably withheld or delayed, provided that Licensee may assign this Agreement without such consent to its Affiliate Company or to its successor in interest in connection with the merger, acquisition or sale of all or substantially all of Licensee’s assets, so long as such assignee provides to UBC in writing its agreement to undertake and perform all of Licensee’s obligations under this Agreement as the assignee of Licensee entire interests in the Agreement.

14.2                                                                           UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an assignment, [*], provided that UBC assigns to such company or society the entire right, title and interest in and to all the Licensed Patents, Technology, UBC Improvements and any Assigned Licensee Improvements and the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Licensee retains all rights granted to the Licensee under this Agreement.

15.0                                                                        GOVERNING LAW

15.1                                                                           This Agreement is governed by, and will be construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada, without regard to any conflicts of law rules or principles that would require application of different law. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia.

16.0                                                                        NOTICES

16.1                                                                           All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)                                  in writing; and

(b)                                 either by personal delivery or by registered or certified mail at the address for the receiving party set out in Article 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth day after it is posted.

16.2                                                                           The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule “F”. The address for delivery of notices to the Licensee is set out below:

Nicholas N. Vahanian, Chief Medical and Operations Officer

NewLink Genetics Corporation

Iowa State University Research Park

2901 South Loop Drive, Suite # 3900

Ames, Iowa 50010

Telephone:	515-296-5555
Fax:	515-296-5557

17.0                                                                        TERM

17.1                                                                         The term (the “Term”) of this Agreement starts on the Effective Date and ends on:

(a)                                  the day that is exactly 20 years later; or

(b)                                 the expiry of the last Licensed Patent,

whichever is last to occur, unless terminated earlier under Article 18.

18.0                                                                        TERMINATION OF AGREEMENT

18.1                                                                           This Agreement automatically and immediately terminates without notice to the Licensee if any bankruptcy proceeding under the bankruptcy laws of the United States is started by or against the Licensee.

18.2                                                                           UBC may, at its option, immediately terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a)                                  the Licensee makes or suffers the appointment of a receiver or a receiver manager with control of all or substantially all of Licensee’s assets; the termination of all or substantially all of the Licensee’s employees; or the Licensee ceasing or initiating a program intending to cease carrying on business;

(b)                                 any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

(c)                                  if any Sublicensee is in material breach of its Sublicense Agreement (and such breach is causing harm to UBC), and the Licensee fails on receiving notice from UBC to take all commercially reasonable steps under the terms of the Sublicense Agreement to cause such Sublicensee to cure such breach; and

(d)                                 if the Licensee, or any Affiliated Company, is in material breach of, any other agreement between the Licensee or such Affiliated Company and UBC and the material breach has not been cured within the time provided for the curing of such breach under the terms of the other agreement.

18.3                                                                           Other than as set out in Articles 18.1 and 18.2, a party may terminate this Agreement for any material breach by the other party of its material obligation under this Agreement provided that such material breach is not cured by the breaching party after such party provides the following notice to the party in breach:

(a)                                  45 days notice (which notice provides particulars of the specific breach) in the case of any breach which can reasonably be remedied within 45 days of the delivery of such notice; or

(b)                                 if the breach cannot be remedied within 45 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice (which notice provides particulars of the specific breach), whichever is sooner.

18.4                                                                           If this Agreement is terminated under Article 18.1 to 18.3, the Licensee will make all outstanding royalty and other payments to UBC under Articles 5 and 6 that have accrued and are owed prior to the date of termination, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC that have accrued and are owed prior to the date of termination, and each party may exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of such party. Within five days of the Effective Termination Date, the Licensee will deliver to UBC all Licensed Patents, Technology, UBC Improvements and any Assigned Licensee Improvements in its possession or control and has no further right of any nature at all in the Licensed Patents, Technology, UBC Improvements or any Assigned Licensee Improvements.

18.5                                                                           The Licensee and all Sublicensees will cease to use the Licensed Patents, Technology, UBC Improvements or any Assigned Licensee Improvements in any manner at all or to manufacture or sell the Products within five days from the Effective Termination Date. The Licensee will then deliver to UBC an accounting within 30 days from the Effective Termination Date. The accounting will specify the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. Without limitation, if this Agreement is terminated under Article 18.1, no Products will be sold without the prior written consent of UBC. The Licensee will continue to make royalty and other payments to UBC in the same manner specified in Articles 5 and 6 on all Products that are sold in accordance with this Article 18.5, notwithstanding anything contained in, or any exercise of rights by UBC, under Article 18.4.

18.6                                                                           Notwithstanding the termination or expiration of this Agreement, Article 12 remains in full force and effect until 6 years after:

(a)                                  all payments of royalty required to be made by the Licensee to UBC under this Agreement have been made by the Licensee to UBC; and

(b)                                 any other claim or claims of any nature or kind at all made by UBC against the Licensee under this Agreement has been settled or resolved in court.

19.0                                                                        MISCELLANEOUS COVENANTS OF LICENSEE

19.1                                                                           The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of Iowa and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

19.2                                                                           The Licensee will comply with all applicable laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Patents, Improvement Patents, Technology and any Improvements and this Agreement.

19.3                                                                           The royalties specified in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Licensee or any of its Sublicensees, the Licensee will pay the tax to UBC on demand.

19.4                                                                           The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of 12.68% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

20.0                                                                        MANAGEMENT OF CONFLICTS OF INTEREST

20.1                                                                         The Licensee acknowledges that it is aware of UBC’s Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (http://www.policy.ubc.ca/), and that UBC may amend these policies or introduce new policies from time to time.

20.2                                                                           Subject to Article 20.3 the Licensee and UBC agree, that:

(a)                                  the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigator and the laboratory facilities made available to the Investigator by reason of the Investigator’s employment at UBC;

(b)                                 no students, post-doctoral fellows or other UBC staff will participate or be involved in the Licensee’s research, projects or utilize its facilities; and

(c)                                  any disclosures of inventions made by the Investigator to the Licensee will be immediately forwarded by the Licensee to UBC.

20.3                                                                           The Licensee and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 20.2.

21.0                                                                        GENERAL

21.1                                                                           Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

21.2                                                                           Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

21.3                                                                           No condoning, excusing or overlooking by any party of any default, breach or non-observance by the other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

21.4                                                                           No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

21.5                                                                           All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

21.6                                                                           Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

21.7                                                                           The Licensee acknowledges that UBC has represented to Licensee that the law firm of Richards Buell Sutton LLP has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

21.8                                                                           This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

21.9                                                                           Time is of the essence of this Agreement.

21.10                                                                     Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

SIGNED BY THE PARTIES AS AN AGREEMENT on the 27 day of February, 2007, but effective as of the Effective Date.

SIGNED FOR AND ON BEHALF of
THE UNIVERSITY OF BRITISH COLUMBIA
by its authorized signatories:

/s/ Barbara M. Campbell
Authorized Signatory	Barbara M. Campbell
Associate Director
University — Industry Liaison Office

Authorized Signatory

SIGNED FOR AND ON BEHALF of
NEWLINK GENETICS CORPORATION
by its authorized signatories:

/s/ Nicholas N. Vahanian
Authorized Signatory

Nicholas N. Vahanian, Chief Medical & Operations Officer
Please print Name and Title of Signatory

Authorized Signatory

Please print Name and Title of Signatory

CONFIDENTIAL

SCHEDULE “A”

DESCRIPTION OF “PATENTS” AND “TECHNOLOGY”

UBC File #	Inventor(s)	Description	Patent #
[*]	[*]	Indoleamine 2,3- Dioxygenase [*]	[*] Indoleamine 2,3- Dioxygenase [*]

SCHEDULE “B”

NOTICE OF EXERCISE OF OPTION

TO:                            THE UNIVERSITY OF BRITISH COLUMBIA

NEWLINK GENETICS CORPORATION hereby exercises the Option provided for in the License Agreement dated                                 , 2006 (the “License Agreement”) to license the following New Technology:

•

•

[IDENTIFY THE NEW TECHNOLOGY IN RESPECT OF WHICH NEWLINK IS INTENDING TO EXERCISE ITS OPTION]

upon the terms and conditions contained in Articles 2.4 et seq. of the License Agreement between NewLink Genetics Corporation and The University of British Columbia dated                                   , 2006.

Attached hereto as is a Business Plan prepared in compliance with the License Agreement.

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CONFIDENTIAL

SCHEDULE “C”

MANDATORY SUBLICENSING PROVISIONS

1.                                     The Sublicense Agreement shall be personal to the Sublicensee, and shall not contain the right to grant any further sub-sublicenses and shall not be assignable without the prior written consent of UBC, such consent not to be unreasonably withheld], except that the Sublicensee may assign such Sublicense Agreement without such consent to its successor in interest pursuant to the acquisition or merger of or sale of all or substantially all of the assets of such Sublicensee. In addition, except as expressly provided herein, the Sublicensee shall not transfer or otherwise dispose of any or all of the rights, duties or obligations granted to it under the Sublicense Agreement (but provided that Sublicensee may use third party contractors to perform routine functions on its behalf in the development or commercialization of Products or Licensee Owned Improvement Products).

2.                                     The Sublicensee shall acknowledge all ownership of the sublicensed Technology, Improvements, and Licensed Patents as set out in Article 2.1 of the License Agreement (in this Schedule “C”, the “License Agreement”).

3.                                     The Sublicensee shall acknowledge that UBC has the right to use the Technology, Improvements (other than Licensee Owned Improvements), and Licensed Patents without charge in any manner whatsoever for research, scholarly publication, educational and other non-commercial uses in all fields of use in accordance with the terms of the License Agreement.

4.                                     Publication and Confidentiality

(a)                                The Sublicensee shall keep and use all of UBC’s Confidential Information in confidence and will not, without UBC’s prior written consent, disclose any of UBC’s Confidential Information to any person or entity, except those of the Sublicensee’s directors, officers, employees, technical consultants and professional advisors who require said Confidential Information in connection with the Sublicensee performing its obligations or exercising its rights under the Sublicense Agreement. The Sublicensee shall also covenant and agree that it will initiate and maintain an appropriate internal program limiting the internal distribution of UBC’s Confidential Information to only those directors, officers, employees, technical consultants and professional advisors who require said Confidential Information in connection with the Sublicensee performing its obligations or exercising its rights under the Sublicense Agreement and who are under obligations of confidentiality consistent to those of the License Agreement.

(b)                               The Sublicensee shall acknowledge that UBC shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any Improvements (other than Licensee Owned Improvements) in accordance with the terms of the License Agreement.

5.                                     The Sublicensee shall agree not to use UBC’s name, trade-marks, service marks, logos, insignia, seal, or designs without the prior written consent of UBC, such consent not to be unreasonably withheld.

6.                                     The Sublicensee shall procure and maintain insurance in accordance with Article 13.4 of the License Agreement.

7.                                     The Sublicensee shall acknowledge and agree that UBC makes no representations, conditions or warranties, either express or implied, with respect to the Licensed Patents, Technology, Improvements, Products or Licensee Owned Improvement Products. Without limiting the generality of the foregoing, the Sublicensee shall acknowledge that:

(i)                                   UBC specifically disclaims any express or implied warranty, condition or representation as to title to the Licensed Patents, Technology or any Improvements or that anything made, used, sold or otherwise disposed of under the license granted in the Sublicense Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, including any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(ii)                                UBC makes no express or implied warranty, condition or representation that the Licensee or Sublicensee has, or will have the freedom to operate or practice the Licensed Patents, Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products or Licensee Owned Improvement Products; or

(iii)                             UBC is under no obligation to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.                                     The Sublicensee shall acknowledge and agree that UBC will not be liable for any loss, whether direct, consequential, incidental or special, which the Sublicensee or any other third parties suffer, arising from any defect, error or fault of the Licensed Patents, Technology, Improvements, Products or Licensee Owned Improvement Products, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Sublicensee will also acknowledge that it has been advised to undertake its own due diligence regarding the Licensed Patents, Technology, Improvements, Products or Licensee Owned Improvement Products, and that UBC is under no obligation to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights in relation to the Licensed Patents, Technology, Improvements, Products or Licensee Owned Improvement Products.

9.                                     The Sublicensee shall indemnify holds harmless and defends UBC and its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all third party claims against such indemnitiees (including all associated legal fees and disbursements actually incurred) arising out of the exercise by Sublicensee of any rights under the Sublicense Agreement, including without limitation against any damages or losses, consequential or otherwise, resulting from such third party claims based in any manner at all from or out of the use of the Licensed Patents, Technology, Improvements,

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Products or Licensee Owned Improvement Products by the Sublicensee or its customers or end-users.

10.                               The Sublicensee shall agree to limit its claims against UBC, whether under the express or implied terms of the Sublicense Agreement or the License Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Sublicensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any actions or inactions, defaults or breaches by UBC, its Board of Governors, officers, employees, faculty, students or agents, to [*].

11.                               The Sublicensee shall also acknowledge and agree that UBC will not be liable for consequential or incidental damages, including any consequential or incidental damages arising from any breach or breaches of the Sublicense Agreement or the License Agreement.

12.                               The Sublicense shall include termination provisions such that the Sublicense Agreement shall terminate:

(a)                                  upon termination of the License Agreement between UBC and the Licensee;

(b)                                 automatically if any proceeding under any applicable bankruptcy or insolvency laws, or any other legislation of similar purport, are started by or against the Sublicensee;

(c)                                  if the Sublicensee ceases to carry on business, or any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Sublicensee;

(d)                                 if the Sublicensee is in material default under any term of the Sublicense Agreement and:

(i)                                     if such default is reasonably curable within thirty (30) days after receipt of notice of such default and such default is not cured within thirty (30) days after receipt of written notice thereof, or

(ii)                                  if such default is not reasonably curable within thirty (30) days after receipt of written notice thereof, and such default is not cured within such further reasonable period of time as may be necessary for the curing of such default;

(e)                                  if the Sublicensee fails to procure or maintain insurance as required under the Sublicense Agreement.

13.                              The Sublicensee shall cease to use the Licensed Patents, Technology, Improvements in any manner whatsoever and shall cease to manufacture Products within five days from the effective date of termination of the Sublicense Agreement. If the Sublicense Agreement is terminated due to a default of the Licensee, then the Sublicensee will be entitled to dispose of all previously made Products, but no more, and the terms of the Sublicense Agreement shall continue to be applicable during the period that the Sublicensee carries out such disposition.

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14.                               The Sublicensee shall maintain separate accounts and records of all business done in connection with the Licensed Patents, Technology, Improvements, Products and Licensee Owned Improvement Products. These accounts and records will be in sufficient detail to enable proper returns to be made by the Licensee to UBC under the License Agreement.

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CONFIDENTIAL

SCHEDULE “D”

Payment Report for the Period dd/mm/yy to dd/mm/yy

Instructions for Completing this Report

Please fill out each section in full, identifying in the Royalty Summary Table the unit sales and geographical sales areas. If the licence with UBC involves several product lines, please prepare a separate Summary Table for each product line. For licences involving one or more sublicenses, please prepare an additional report for the Revenue received by each Sublicensee.

PLEASE NOTE: An interest rate of [*] per annum, calculated annually not in advance will be assessed against all payments made after the due date.

Licensee	NewLink Genetics			Agreement #	UBC ID #
(or sublicensee)	Corporation

UBC Technology

Report Type (check one and complete as appropriate)

Single Product Line	☐	Product Line Trade Name

Multiple Products	☐	Page	Of	Product Line Trade Name

Sublicense Report	☐	Page	Of

Payments this Quarter (please complete separate tables for multiple product lines) Royalties on Product Sales

Period Royalty Amount (Canadian $)
Country	Units Sold	Unit Price (domestic currency)	Gross sales	Less Allowances *	Net Sales	Royalty Rate	Conversion Rate (to Canadian $)	This yr	Last yr
Canada US Europe (specify countries)

Other

Total Product Royalties

Additional Payments (complete all that apply)

Minimum Royalty Fee		☐	Amount
Milestone Payment		☐	Amount
Annual Licence Maintenance Fee		☐	Amount
		☐						This Year	Last Year
		☐	Total Payments for Period

*Please indicate the reasons for returns or other allowances, if significant. Please note any unusual occurrences that affected royalty amounts during the period.

Prepared by	Date	Dd/mm/yy	Phone

I (print name), (title) hereby certify the foregoing information as true and correct.

Signature	Date Signed

CONFIDENTIAL

SCHEDULE “E”

UBC License Agreement Annual Report

The information to be completed below shall constitute the annual report required pursuant to the UBC License Agreement. Any information or documents provided by the Licensee in this report shall not be interpreted as affecting the express rights and obligations of the Licensee contained in the License Agreement. This report is in addition to the Payment Report to accompany each royalty payment.

Date of Report:	Person Preparing This Report:

Name of Licensee:	UBC File Number:

Jurisdiction of Corporation:	Head Office
Address:

Contact Person for Company

Licensed Technology:

Telephone Number:	E-mail Address:

1.               Please provide a brief report on the status of development of the UBC Technology, progress on creating a commercial Product or Licensee Owned Improvement Product, or subsequent marketing of the Product or Licensee Owned Improvement Product as appropriate.

2.               Has the Licensee filed any patent applications for modifications or improvements relating to the original UBC Technology?

3.               Has the Licensee become aware of any potential 3rd party infringing on the UBC patents or related intellectual property?  If so please provide details and outline what the Licensee is doing about this.

4.               Has the Licensee met any milestone or performance objectives in the past year as set forth in the license agreement?  Please outline the past year’s accomplishments.

5.               Does the Licensee expect to meet any milestone or performance objective in the coming year as set forth in the license agreement?  If so please provide details.

6.               If applicable, has the Licensee granted sublicenses to 3rd parties and if so have copies of the sublicense agreement been provided to the Technology Manager at UBC?  If not, please enclose a copy of each sublicense agreement.

7.               Has the licensee made any sales in the last 12 months?    Yes ☐ No ☐

If so please submit a completed Royalty Payment Report.

a)              Date of sales of Products or Licensee Owned Improvement Products utilizing the Technology;

b)             Date of any clinical trials.

8.               Does your company have public liability insurance?

9.               Please provide the Licensee’s estimate or projection of gross sales revenue for products based on the UBC Technology for the next 12 months by licensee and any sub-licensee.

10.         Is there any other information relating to this License that you think we should be aware of? Please summarize them below or contact us directly.

Prepared by	Date	Dd/mm/yy	Phone

I (print name), (title) hereby certify the foregoing information as true and correct.

Signature	Date Signed

Once completed, please submit this report to:

Managing Director c/o Licensing Compliance Officer

University — Industry Liaison Office

#103 — 6190 Agronomy Road,

Vancouver, BC

V6T 1Z3

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SCHEDULE “F”

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

1.                                       The address for delivery of notices to UBC is:

The Director

University — Industry Liaison Office

University of British Columbia

#103 — 6190 Agronomy Road

Vancouver, British Columbia

V6T 1Z3

Telephone:          (604) 822-8580

Fax:                     (604) 822-8589

2.                                       Payment of all amounts due to UBC under the terms of this license may be made as follows:

a)                                      by cheque made payable to “The University of British Columbia” delivered to UBC at the above address; or

b)                                     by wire transfer in accordance with the instructions set out below:

Note:  Please ensure ALL of the information is provided for efficient receipt of wire payments:

For CAD $ Deposits via wire	For USD Deposits via wire:
(General:)

Pay Via: [*]	Pay Via: [*]
Pay to: [*]	Pay to: [*]
Bank Address: [*]	Bank Address: [*]

For Account: [*]	For Account: [*]
Beneficiary: [*] Reference: [*] Phone: [*] Re: [*] For Royalties [*] For Patent Fees [*] Dept Name: [*]	Beneficiary: [*] Reference: [*] Phone: [*] Re: [*] For Royalties [*] For Patent Fees [*] Dept Name: [*]
Cover/Reimbursement: [*] Receiving Bank: [*] Beneficiary Bank: [*]

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